Exhibit 99.1

Nuo Therapeutics Announces 3rd Quarter 2015 Financial Results

Conference Call to Discuss Financial Results and Corporate Developments Deferred

Gaithersburg, MD – November 12, 2015 – Nuo Therapeutics, Inc. (OTCQX: NUOT), a pioneer in biodynamic therapies, today reported financial results for the third quarter ended September 30, 2015 and provided a strategic and operational update.

Third Quarter and Recent Corporate Highlights

•	Received favorable ruling from Center for Medicare and Medicaid Services (CMS) regarding Aurix System 2016 reimbursement rate; national reimbursement average to be $1,411 per Aurix treatment
•	Amended Licensing Agreement with Arthrex for Angel cPRP System; includes transfer of Angel product line manufacturing and supply responsibilities to Arthrex and receipt of $775,000 advance payment against discounted second half 2015 royalties
•	Increasing demand for Aurix in Department of Veterans Affairs (VA) facilities
•	Company remains engaged in substantive discussions with Deerfield Management Company L.P. to address a restructuring of its credit facility agreement

Third Quarter 2015 Financial Summary

•	Total revenues were $2.2 million, compared with $1.7 million in the third quarter of 2014 including Aurix revenues of approximately $188,000, a 100% increase over the prior year’s third quarter and a 75% increase from the second quarter
•	Net loss of $13.8 million, compared with a net loss of $4.8 million in the third quarter of 2014
o	Net loss for the third quarter of 2015 included a non-cash charge of $23.7 million related to the impairment of intangible assets and goodwill, which was partially offset by an unrealized non-cash gain of $14.4 million related to the change in fair value of derivative liabilities.

“As evidenced by our Aurix quarter over quarter sales growth, we continue to see growing demand for Aurix in all commercial channels, including the VA system,” said Dean Tozer, President and Chief Executive Officer of Nuo Therapeutics. “In addition to our demand growth, we recently announced a very positive ruling from CMS on the Aurix Medicare reimbursement rate for 2016. We are extremely pleased with this final ruling, which allows us to fully and appropriately reconsider the commercial viability of the hospital outpatient market for Aurix. We will continue to grow demand in the VA for the balance of 2015, while also preparing for the commercial opportunity that has been afforded us by this CMS ruling starting in 2016.”

In light of the ongoing discussions with Deerfield Management, L.P. described below, Nuo Therapeutics has decided to defer the conference call previously scheduled for tomorrow morning, November 13, 2015, until December 7, 2015.

Financial Results for the Quarter Ended September 30, 2015

Total revenues for the third quarter of 2015 were $2.2 million, compared to $1.7 million in the third quarter of 2014. The year-over-year increase in total revenues was primarily related to increased sales and royalties associated with the Company’s Angel product line, as well as an increase in Aurix product sales.

Gross margin was 26% for the third quarter of 2015, compared with 21% for the third quarter of 2014. The increase in gross margin was primarily related to an increase in Aurix product sales, Angel related royalties and reduced charges for Angel device warranty repair expenses.

Total operating expenses for the quarter were $27.8 million, compared to $4.9 million in the third quarter of 2014. Third quarter 2015 operating expenses included non-cash charges totaling approximately $23.7 million related to the impairment of in-process research and development and goodwill and increased sales and marketing expense. These increases were partially offset by declines in research and development and general and administrative expenses.

The Company reported a net loss for the quarter of $13.8 million, or $0.11 per share, compared with a net loss of $4.8 million or $0.04 per share in the third quarter of 2014. In addition to the abovementioned non-cash impairment charges, third quarter 2015 net loss included an unrealized non-cash gain related to the change in fair value of derivative liabilities totaling $14.4 million. This compares to an unrealized non-cash gain of $0.5 million in the third quarter of 2014.

Deerfield Facility

The Company has failed to make an interest payment which was due October 1, 2015 and has failed to satisfy certain other covenants under its debt facility with Deerfield Management L.P. and certain of its affiliates. On November 11, 2015, we entered into a letter agreement with Deerfield intended to allow us to continue our substantive discussions with the lenders to reduce our risk of default, thereby permitting us to continue our operations, but we can provide no assurance that we will be successful in this effort. If we cannot agree on modifications to the Deerfield facility agreement, we may be required to curtail or cease operations or, alternatively, seek court supervised protection from creditor claims. We refer you to our filing on Form 10-Q with the SEC for the quarter ended September 30, 2015 for additional information.

About Nuo Therapeutics

Nuo Therapeutics, Inc. (the "Company" or “Nuo”) is a biomedical company that pioneers leading-edge biodynamic therapies for wound care. The Company's flagship product, Aurix is a biodynamic hematogel that harnesses a patient's innate regenerative abilities for the management of a variety of wounds. For additional information please visit www.nuot.com.

About Aurix

Aurix is the first platelet and plasma therapy system to be cleared by FDA for the management of a broad range of ulcers and exuding wounds, including:

•	All types (diabetic foot ulcer, venous leg ulcer, pressure ulcer, etc.),
•	All morphologies (partial thickness, full thickness and complex wounds),
•	All severities (tunneling, sinus tract, bone, tendon and hardware exposure).

Unlike other cellular-based treatment options, Aurix is an autologous biodynamic hematogel that is derived from a patient's own platelets and plasma. The product is used at the point-of-care to stimulate the natural wound healing process from deep within the wound bed. For additional information, please visit www.AurixSystem.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “the facts suggest,” “will be,” “will continue,” “will likely result” or, in each case, their negative, or words or expressions of similar meaning.

These forward-looking statements include, but are not limited to, our limited sources of working capital; our need for substantial additional financing; our history of losses and future expectations; our short history and limited operating experience; our inability to comply with requirements imposed upon us by certain financing agreements, including from Deerfield Management Company, L.P., or Deerfield; our receipt of a gross royalty stream pursuant to the amended and restated license agreement; that our receipt of a gross royalty stream pursuant to the amended and restated license agreement with Arthrex will offer us a more predictable and valuable royalty stream over the life of that agreement; that Deerfield, or anyone else, will provide ongoing capital support; that Deerfield will agree to restructure our existing credit facility; our ability to satisfy the payment and cash balance requirements on December 4, 2015 upon the expiration of the modification to the credit agreement with the Deerfield lenders; our ability to negotiate further modifications of the credit facility with the Deerfield lenders; whether the lenders under the Deerfield credit facility may declare an event of default under the agreement and foreclose on our assets; the risk of substantial dilution to the ownership interests of holders of our common stock that may result from a further modification of the credit facility with the Deerfield lenders; the risk that our common stock becomes devalued as a result of a dilutive event related to the Deerfield credit facility; our ability to implement our realignment plan; our ability to successfully implement the amended and restated license agreement with Arthrex; whether CMS will continue to consider its treatment of the geometric mean cost of the services underlying Aurix to be comparable to the geometric mean cost of APC 5054 in the future; our ability to maintain classification of Aurix as APC 5054 and continue to be reimbursed at a profitable national average rate per application in the future; the liquidity of our common stock resulting from its trading on the OTC Markets Group OTCQX marketplace; our reliance on several single source suppliers; our ability to secure additional debt or equity financing; our ability to protect our intellectual property; our compliance with governmental regulations; the success of our clinical trials; our ability to contract with healthcare providers; our ability to successfully sell and market the Aurix System; our ability to secure Medicare reimbursements at adequate levels; the acceptance of our products by the medical community; our ability to source raw materials at affordable costs; our ability to attract and retain key personnel; our ability to successfully pursue strategic collaborations to help develop, support or commercialize our products; the volatility of our stock price; whether we have correctly estimated the resources necessary to execute under our existing customer agreements and seek partners, co-developers or acquirers for our regenerative therapies under the realignment plan; our ability to successfully attract and retain a larger workforce or one with a different skillset, if ultimately required to implement the realignment plan successfully; whether we accurately estimated the cash and cash equivalents necessary to finance our operations through the fourth quarter of 2015, and other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could differ materially from those anticipated in these forward-looking statements, and our business, results of operations, financial condition and cash flows may be materially and adversely affected. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Except to the extent required by applicable law or rules, the Company undertakes no obligation and does not intend to update, revise or otherwise publicly release any revisions to its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events.

NUO THERAPEUTICS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30,	December 31,
	2015	2014
ASSETS

Current assets
Cash and cash equivalents	$4,053,733	$15,946,425
Short-term investments, restricted	53,427	53,391
Accounts and other receivable, net	2,225,380	1,889,327
Inventory, net	603,807	556,620
Prepaid expenses and other current assets	1,582,824	2,338,990
Deferred costs, current portion	3,819,853	1,091,387
Total current assets	12,339,024	21,876,140

Property and equipment, net	865,059	925,171
Intangible assets, net	5,904,042	28,747,770
Goodwill	—	1,128,517
Deferred costs and other assets	43,803	3,547,007
Total assets	$19,151,928	$56,224,605

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$2,509,894	$1,877,736
Accrued expenses	5,511,736	6,218,224
Deferred revenue, current portion	584,671	402,377
Convertible debt, net of debt discount, current portion	705,364	—
Derivative liabilities, current portion	2,597,930	—
Total current liabilities	11,909,595	8,498,337

Deferred revenue	737,692	1,039,475
Convertible debt, net of debt discount	—	325,553
Derivative liabilities	—	29,846,821
Other liabilities	471,995	546,867
Total liabilities	13,119,282	40,257,053

Commitments and contingencies

Conditionally redeemable common stock (909,091 issued and outstanding)	500,000	500,000

Stockholders' equity
Common stock; $.0001 par value, authorized 425,000,000 shares;
2015 issued and outstanding - 125,680,100 shares;
2014 issued and outstanding - 125,680,100 shares	12,477	12,477
Common stock issuable	392,950	392,950
Additional paid-in capital	125,831,291	125,173,973
Accumulated deficit	(120,704,072)	(110,111,848)
Total stockholders' equity	5,532,646	15,467,552
Total liabilities and stockholders' equity	$19,151,928	$56,224,605

NUO THERAPEUTICS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue
Product sales	$1,633,464	$1,200,719	$5,272,073	$4,474,970
License fees	100,594	100,594	3,301,783	301,783
Royalties	435,146	390,714	1,327,706	1,087,307
Total revenue	2,169,204	1,692,027	9,901,562	5,864,060

Costs of revenue
Costs of sales	1,557,420	1,290,449	5,176,715	4,552,317
Costs of license fees	—	—	1,500,000	—
Costs of royalties	42,653	43,853	130,492	132,543
Total costs of revenue	1,600,073	1,334,302	6,807,207	4,684,860
Gross profit	569,131	357,725	3,094,355	1,179,200

Operating expenses
Sales and marketing	1,582,682	1,236,276	5,187,911	3,913,362
Research and development	515,163	1,007,969	1,847,497	3,755,056
General and administrative	1,989,212	2,610,748	7,384,659	7,796,871
Impairment of intangible assets and goodwill	23,740,963	—	23,740,963	4,683,829
Total operating expenses	27,828,020	4,854,993	38,161,030	20,149,118
Loss from operations	(27,258,889)	(4,497,268)	(35,066,675)	(18,969,918)

Other income (expense)
Interest, net	(967,013)	(818,493)	(2,746,588)	(2,587,366)
Change in fair value of derivative liabilities	14,399,884	542,868	27,248,891	(158,631)
Other	1,952	(8,045)	(13,164)	(9,284)
Total other income (expenses)	13,434,823	(283,670)	24,489,139	(2,755,281)
Loss before provision for income taxes	(13,824,066)	(4,780,938)	(10,577,536)	(21,725,199)
Provision for income taxes	4,921	4,645	14,688	13,935
Net loss	(13,828,987)	(4,785,583)	(10,592,224)	(21,739,134)

Basic and diluted earnings (loss) per share —
Basic and diluted	$(0.11)	$(0.04)	$(0.08)	$(0.18)

Weighted average shares outstanding —
Basic and diluted	125,951,100	123,968,305	125,951,100	118,990,010

Contacts

Media	Investors
Lindsey Saxon	Lee Roth
For Nuo Therapeutics	The Ruth Group
240-685-5004	646-536-7012
lsaxon@nuot.com	lroth@theruthgroup.com